SOFTWARE LEASE AGREEMENT

This Software Lease Agreement (“Agreement”) is made on December 2, 2021, by and between Sky Century Investment, Inc., a Nevada corporation (“Lessee”), having its principal place of business at 220 Emerald Vista Way #233, Las Vegas, NV 89144, and Marketbiz Limited (“Lessor”) having its beneficiary address at Unit B, Lot 49, 1st Floor, Block F, Lazenda Warehouse 3, Jalan Ranca-Ranca, 87000 F.T. Labuan, Malaysia. This document will constitute a binding contract that will be enforceable by either Party in accordance with its terms and conditions.

TERMS AND CONDITIONS

1. Lease.

The Lessor leases to the Lessee and the Lessee hereby takes from the Lessor the access to the Server (hereinafter referred to as the "Software"), which shall include access to all the components set forth in Exhibit A (“Server Specifications”). The application Software including its accessions and accessories are subject to copyright protection.

2. Rental

During the lease term, the Lessee agrees to pay to the Lessor the amount of one hundred forty-nine thousand seven hundred sixty U.S. dollars ($149,760) via bank transfer.

3. Security Deposit

No security deposit is required for the lease of the Software.

4. Bug Fixes and Repair

Upon notice of the Lessee to the Lessor, the Lessor shall address bug fixes or any corrections required for the proper functioning of the Software as to its specifications.

5. Limited Warranty

The Lessor makes no warranties, express or implied, with respect to the Software including its materials and merchantability. In no case, the Lessor shall be held liable for any cause of loss of sales, income, or profits, or any other consequential damages due to inability to use the Software, whether direct or indirect.

6. Termination

The term of this Agreement is 12 months, after which the Parties shall enter into a new agreement. This Agreement shall not automatically renew for another term upon expiration unless terminated by either Party. In the event of termination, the Lessee may terminate this Agreement by providing written notice to the Lessor.

7. Confidentiality

During the effectivity of this Agreement, either Party may be provided access to the other's confidential information. The Parties agree to maintain each other's confidential and proprietary information in accordance with this Agreement and existing laws. No party shall be allowed to disclose any confidential and/or proprietary information about the other without the express written consent of the other. In case the possessor of the confidential information is compelled by law to disclose the confidential information of the other, the possessor shall immediately notify the other party of such requirement in order to protect the interest of the other party.

8. Indemnification

The Parties agree that each party shall indemnify the other against any and all losses, damages, liabilities, or obligations in connection with any proceeding.

9. Counterparts

This Agreement may come in two or more counterparts, each of which is an individual Agreement but all of which together shall form as one and the same contract.

10. Disputes

This Agreement shall be construed and interpreted under the laws of the state of Nevada. By signing this Agreement, the Parties hereby irrevocably consents to the exclusive jurisdiction of the federal courts of Nevada in connection with any disputes arising of out of this Agreement.

11. Assignment

No part may assign any of the rights or obligations herein without the prior written consent of the other party.

12. Separability Clause

Should any part of this Agreement be declared invalid or unenforceable by any competent authority or the court, the said invalidity shall only affect the said provision, and the remaining provisions hereof shall continue to be valid and enforceable.

13. Entire Agreement

The Parties hereto set to express in writing their intentions together with other riders and modifications made in writing as attached in this Agreement and which refer to this Agreement, containing all the terms as agreed by them through discussions, and understandings relating to the subject matter of this agreement.

The Parties hereto have set their hands and made this agreement effective on the date signed by the Parties:

SKY Century Investment, Inc.	Markebitz Limited

/s/ Nataliia Petranetska	/s/ Vasile Boiko
Nataliia Petranetska	Vasile Boiko
President, Director, Treasurer	Director
Date: December 2, 2021	Date: December 2, 2021

EXHIBIT A

SERVER SPECIFICATIONS

The Server leased by the Lessee from the Lessor shall have the following specifications:

•1-2 Intel CPU, 12-32 cores

•RAM 512 GB

•2x Xeon Silver 16 cores, 2.1 GHz

•4x 2xNVMe controller

•8x NVMe 2 TB

SERVER LEASE FEES

The Lessee agrees to pay the Lessor the following fees for the Server Lease:

•USA: 6 locations * $1,040/month = $6,240/month * 12 months = $74,880

•Europa: 5 locations * $1,040/month = $5,200/month * 12 months = $62,400

•Republic of Singapore: 1 location * $1,040/month = $1,040/month * 12 months = $12,480

Total Annual Lease Fees: $149,760

SKY Century Investment, Inc.	Markebitz Limited

/s/ Nataliia Petranetska	/s/ Vasile Boiko
Nataliia Petranetska	Vasile Boiko
President, Director, Treasurer	Director
Date: December 2, 2021	Date: December 2, 2021